UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                January 24, 2014

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

Quorum Office Park
271 Mill Road
Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Plans and Arrangements

On January 24, 2014, Datawatch’s Compensation and Stock Committee (the “Compensation Committee”) approved the fiscal 2014 Corporate Officers Compensation Plan (the “2014 Compensation Plan”), which provides for fiscal 2014 compensation for the executive officers of Datawatch, including base salary and target cash bonuses which are identical in amount to the prior fiscal year. The following table sets forth base salary and cash bonus eligibility amounts under the 2014 Compensation Plan for the named executive officers of Datawatch:

Executive	Base Salary ($)	Target Cash Bonus ($)	Cash Bonus Eligibility at 80% Plan Revenue ($)	Cash Bonus Eligibility at 120% Plan Revenue ($)
Michael A. Morrison	335,000	150,000	90,000	210,000
James Eliason	275,000	75,000	45,000	105,000
Ben F. Plummer	280,000	100,000	60,000	140,000

Cash bonus eligibility under the 2014 Compensation Plan will depend on whether and the extent to which Datawatch meets its fiscal 2014 financial plan revenue goal. Cash bonuses are eligible for payout if Datawatch revenue for fiscal 2014 reaches a threshold level of 80% of financial plan revenue. Bonus eligibility at 80% of financial plan revenue is 60% of the target cash bonus amount, with bonus eligibility scaling up linearly as revenue performance improves between 80% and 100% of the financial plan goal. Performance at 100% of financial plan revenue will result in eligibility for 100% of the target cash bonus.  Performance in excess of 100% of financial plan revenue will increase bonus eligibility at a 2 to 1 rate up to maximum bonus eligibility of 140% of the target cash bonus amount based on performance at 120% of financial plan revenue.

The Compensation Committee retained the discretion at any time to change the above cash bonus criteria (including bonus amounts and targets), including based on individual performance or in the event any operating changes are approved during the fiscal year that materially impact Datawatch’s fiscal 2014 financial plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

By:	/s/ James Eliason
Name: Title:	James Eliason Chief Financial Officer

Date: January 30, 2014